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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


Date of Report: January 29, 1998

                            COVENTRY INDUSTRIES CORP.
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             (Exact name of registrant as specified in its charter)

  FLORIDA                       000-22653                    65-0353816
  -------                       ---------                    ----------
(State or other                (Commission                 (IRS Employer
jurisdiction of                File Number)                Identification
incorporation)                                                 Number)

                           7777 Glades Road, Suite 211
                              Boca Raton, Fl 33434
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                   (Address of executive offices and Zip Code)

Registrant's telephone number, including area code: 561-488-4802 not applicable
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          (Former name or former address, if changed since last report)




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Item 5.           Other Events.

         On January 16, 1998 Coventry Industries Corp., a Florida corporation (the "Company") sold 1,750 shares of its 5% Convertible Preferred Stock ("Preferred Stock"), at a purchase price of $1,000 per share, to an unaffiliated third party in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") in reliance on Section 4(2) thereof and Regulation D promulgated thereunder. The designations, rights and preferences of the Preferred Stock, which are included as Exhibit 3(i) to Item 7.(c) of this Report, generally provide that (i) the shares of Preferred Stock have no voting rights, (ii) the holders receive cumulative dividends at the rate of $50 per share per annum, payable in cash or stock at the Company's option,
(iii) in the event of a liquidation, dissolution or winding up of the Company, the holders receive a liquidation preference of $1,000 per share of Preferred Stock plus any accrued but unpaid dividends, and (iv) the shares of Preferred Stock are convertible at the holder's option into shares of common stock at a conversion price determined by dividing the liquidation value of $1,000 per share by the conversion price, i.e., 80% of the average closing bid price of the common stock as report on The Nasdaq SmallCap Market for the five (5) trading days immediately preceding the date of conversion. The Company has agreed to register the shares of Common Stock underlying the Preferred Stock (the "Registerable Securities") under the Act in a registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") no later than 30 days from the closing date of the transaction. In the event such registration statement is not declared effective the Commission within 121 days from the closing date, the Company is subject to a penalty of 2% of the purchase price per month until the effectiveness thereof.

         The ability of the purchaser to convert the shares of Preferred Stock is presently limited to a conversion of up to 526,034 shares of common stock, being a maximum of 19.95% of the Company's currently issued and outstanding common stock, until such time as the Company's shareholders shall have approved the issuance of the Registerable Securities. $500,000 of the purchase price and a certificate for 500 shares of Preferred Stock have been deposited in escrow by the purchaser with Atlas, Pearlman, Trop & Borkson, P.A., counsel for the Company, pending such approval. Pursuant to the terms of the private placement, should the Company obtain shareholder approval, the purchaser shall acquire an additional 750 shares of Preferred Stock upon the same terms and conditions. In connection therewith, the Company will hold a special meeting of its shareholders on March 26, 1998 for the purposes of voting on the approval of the issuance of the Registerable Securities in excess of 19.95% of the currently issued and outstanding shares of common stock of the Company.

         In connection with this placement, the Company paid the placement agent a fee equal to 10% of the gross proceeds plus warrants to acquire 125,000 shares of the Company's common stock at an exercise price of $4.36 per share.

         Further, on January 16, 1998 the Company acquired 750,000 shares of the common stock of Regenesis Holdings, Inc., a Florida corporation ("Regenesis"), representing approximately 51% of Regenesis' issued and outstanding common stock, from a shareholder of Regenesis in a private transaction exempt from registration under the Act in reliance upon Section 4(2) thereof. The Company issued 75,000 shares of its restricted common stock to the seller as full consideration for the purchase. Regenesis, a publicly-traded company (OTC Bulletin Board: RGNS), through its

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Latour International, Inc. subsidiary owns the rights to acquire a Canadian peat moss harvesting and processing facility in the Quebec Province. Robert Hausman, the Company's President and Chairman of the Board, is a member of the Board of Directors of the Regenesis and C. Lawrence Rutstein, a member of the Board of Directors and President of Regenesis, is a member of the Board of Directors of the Company. The transaction was approved by the Company's disinterested directors.

Item 7.           Financial Statements and Exhibits.

                  (a) Financial Statements of Businesses Acquired.

                           Not applicable.

                  (b)      Pro forma Financial Information.

                           Not applicable.

                  (c)      Exhibits.

No.                                   Description

3(i)        Designations, rights and preferences of the 5% Convertible
            Preferred Stock.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 1998               By:   /s/ Robert Hausman
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                                         Robert Hausman,
                                         President and Chief Executive Officer


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